Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration File No. 333-194510) of Forward Industries, Inc., of our report on our audits of the consolidated financial statements of Forward Industries, Inc. and Subsidiaries as of and for the years ended September 30, 2017 and 2016, dated December 14, 2017, which report appears in this Annual Report on Form 10-K of Forward Industries, Inc. for the year ended September 30, 2017.

/s/ CohnReznick LLP

Jericho, New York

December 14, 2017